UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TEAM FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

KEITH B. EDQUIST
JEFFREY L. RENNER
LLOYD A. BYERHOF

(Name of Person(s) Filing Proxy Statement, if other then the Registrant)

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FOR IMMEDIATE RELEASE

PRESS RELEASE

TEAM FINANCIAL, INC.’s LARGEST OUTSIDE SHAREHOLDER TO VOTE GOLD PROXY IN FAVOR OF KEITH B. EDQUIST’S NOMINEES

OMAHA, NE (June 9, 2008) - Keith B. Edquist today announced that Bicknell Family Holding Company, LLC, has indicated its intention to vote the GOLD Proxy in favor of the election of independent nominees Keith B. Edquist, Lloyd A. Byerhof and Jeffrey L. Renner to the Team Financial, Inc., Board of Directors.  Together with related parties,  Bicknell Family Holding Company, LLC, is the largest shareholder of Team Financial, Inc., after the Company’s Employee Stock Ownership Plan.

On June 6, 2008, Bicknell Family Holding Company, LLC delivered a letter to the Company’s Board of Directors expressing concern over the deterioration of the Company’s financial condition and performance, the loss of stockholder value, the determination by the Office of the Comptroller of the Currency that the banks owned by the Company are in “troubled condition,” numerous instances of poor corporate governance, excessive executive compensation, and other matters described in that letter. The letter states there is clearly a need for a change in the composition of the Board of Directors in order to produce greater independence, more active and effective oversight, fresh thinking, financial discipline and better leadership. The letter also calls upon the Board of Directors to make changes in management to improve the financial performance of the Issuer and the accountability of management.  The letter is set forth in its entirety below.  On June 6, 2008, the letter was filed with the SEC as Exhibit 99.1 to Bicknell Family Holding Company, LLC’s Schedule 13D, as amended.

Keith B. Edquist commented, “We are honored to have the support of Team Financial’s largest outside shareholder, who obviously shares our deep concern over the Company’s future and has joined our call for change at this critical time.  We strongly urge like-minded shareholders to do as the Bicknell family has done and vote the GOLD proxy card.”

Shareholders that need assistance in voting their shares can call Morrow & Co., LLC, the firm assisting Keith B. Edquist with the proxy solicitation, at 800-662-5200.

Contact:

Keith B. Edquist
teamedquist@gmail.com

Bicknell Family Holding Company, LLC
7400 College Blvd., Suite 205
Overland Park, KS 66210

Via U.S. Mail and Facsimile (913-259-3500)
June 6, 2008

Board of Directors
Team Financial, Inc.
One South Pearl
Paola, KS 66071

Dear Directors:

The Bicknell Family Holding Company, LLC and certain related parties are part of a group (the "Bicknell Group") that, after the Employee Stock Ownership Plan, is the largest stockholder of Team Financial, Inc. (the "Company"). The Bicknell Group is not an activist investor. Our philosophy is to rely on management and the board of directors to operate the companies in which we invest in a manner that produces an attractive rate of return and fulfills their fiduciary obligations to act in the best interests of the Company and all of its stockholders.

We have become alarmed, however, by the dramatic deterioration in the Company's financial condition and performance, the loss of stockholder value, the determination by the Office of the Comptroller of the Currency ("OCC") that the banks owned by the Company (the "Banks") are in "troubled condition," numerous instances of poor corporate governance, excessive executive compensation and the other factors described herein. We believe that the Company's operating performance, stewardship of our investment and corporate culture are not acceptable and must be improved.

The primary responsibility of any board of directors is to select and oversee a senior management team that is capable of operating the business effectively and in the best interests of the stockholders. The current board of directors of the Company is failing to fulfill its fiduciary obligations to the stockholders of the Company. The currently entrenched executive management team is ignoring its fiduciary obligations to stockholders, as evidenced by the dramatic destruction of stockholder value resulting from major asset write-offs, earnings that are well below its peers, a regulatory crisis and a corporate culture that appears to disregard the legitimate interests of unaffiliated stockholders.

We have read the Schedule 14A filings of Keith B. Edquist, filed on June 2 and 3, 2008, in which he nominates himself, Jeffrey L. Renner and Lloyd A. Byerhof (the "Edquist Nominees") to serve as directors of the Company. Mr. Edquist makes a compelling case for the election of new directors that are not hand-picked and beholden to the current management of the Company. The Bicknell Group plans to vote its shares to elect the Edquist Nominees at or prior to the upcoming stockholders meeting.

Board of Directors
Team Financial, Inc.

For the reasons described below, it is time for the board of directors to lead the Company in a new direction. The reference in the Company's June 2, 2008 Schedule 14A filing to Mr. Edquist's solicitation as merely "sour grapes" is clear evidence of lack of objectivity and the desire of the board and management to remain entrenched in their positions. It is obvious to outside stockholders that Mr. Edquist was one of the few directors of the Company who questioned managements’ performance and voted against unwarranted compensation, and for this reason, he was not renominated. In our view, his stated reasons are legitimate concerns to all the Company's stockholders, and his nomination of directors is anything but sour grapes.

We call upon the board of directors to face up to the current realities and recognize that it must promptly address the dismal financial performance of the Company and its current management. Robert J. Weatherbie, Chairman of the Board and Chief Executive Officer, Carolyn S. Jacobs, Treasurer, and Sandra Moll, Chief Operating Officer, each had their employment agreements amended in the first quarter of this year to significantly increase their golden parachute payments upon their termination. These changes were made at a time when the Company's financial condition, results of operations and regulatory status were dramatically deteriorating – which was clearly foreseeable to senior management and to the board of directors. We note in particular that Mr. Weatherbie entered into an Employment Agreement with the Company, dated April 15, 2008, just prior to the receipt of the OCC Letter on April 24, 2008 notifying the banks that they are deemed to be in "troubled condition" – which condition prohibits entering into agreements providing for severance payments, subject to certain exceptions not relevant here.

The board of directors must accept responsibility for a failure of oversight over senior management. Giving the current directors the benefit of the doubt, senior management may not have furnished the board of directors with the type of information it needed to foresee the many difficulties currently confronting the Company. In today's governance environment, particularly in view of the higher standards expected of a bank holding company, stockholders have a right to expect more active and effective monitoring by the board. At a minimum, a system should be in place to ensure that the board receives the information it needs on a timely basis to monitor operating performance, safe and sound financial condition and regulatory compliance. As detailed in Appendix A, there have also been a series of "red flags" that should have put the board of directors on notice that changes were needed in management, operation and strategic direction of the Company.

There is clearly a need for a change in the composition of the board of directors in order to produce greater independence, more active and effective oversight, fresh thinking, financial discipline and better leadership. As the true owners of the Company, the voice of the stockholders deserves to be heard, and not ignored as has been the case with the current board and senior management team. It is time for the board to make changes in management to improve the financial performance of the Company and the accountability of management.

 Board of Directors
Team Financial, Inc.

 We sincerely hope that the board will reflect objectively and dispassionately upon our concerns, fulfill its fiduciary obligations, and take the actions to implement needed changes on a timely basis.

Very truly yours,

BICKNELL FAMILY HOLDING COMPANY, LLC

By:	/s/ Martin C. Bicknell,
Name:	Martin C. Bicknell
Title:	Manager

"Red Flag" Issues in Performance,
Compliance and Governance
of Team Financial, Inc.

A.	Performance Failures

1.	Loss of Approximately $34 Million of Stockholder Value or Approximately 55% of Stockholder Value.

	a.	June 2007 to Present: Price per share has declined approximately 58% from a 52 week high of $17.20 to the closing trading price per share on June 3, 2008 of $7.76.

b.
The Company incurred a net loss of $6.4 million, or $1.79 basic and $1.77 diluted loss per share, resulting a negative return on assets of 3.09%. This loss was driven by a $6 million impairment charge for the write off of all of the goodwill associated with the Colorado National Bank. This loss and related write-off have further reduced the equity value of outstanding shares as well as regulatory capital. The goodwill write off also demonstrates that the Company dramatically overpaid for the Colorado National Bank and that it has not been properly managed.

c.
As a result of the liquidity and capital inadequacies of the Company, loans are being curtailed and investments are not being made by the Company in the securities markets which will further reduce the return on assets. In addition, the Company will cease its dividend and stock repurchase program and will not make acquisitions which will further destroy stockholder value.

2.	Continuing Acceptance of and Further Deterioration of Below Market Operating Performance.

a.
December 2005 to December 2007: Experienced a return on average assets for the fiscal years ending December 31, 2005, 2006 and 2007 of .59%, 0.55% and 0.53%, respectively, which compare poorly to peer group averages (i) of 1.05%, 1.17% and 1.08% for similar periods. To us this suggests that management is significantly behind its peer group as it relates to the effective management of corporate assets.

b.
December 2005 to December 2007: Experienced a return on average equity for the fiscal years ending December 31, 2005, 2006 and 2007 of 7.46%, 7.98% and 7.48%, respectively, which compare poorly to peer group averages (i) of 12.00%, 13.32%, and 11.69% for similar periods. To us this suggests that management is ineffective when it comes to the profitable deployment of shareholders’ equity.

c.
December 2005 to December 2007: Experienced an efficiency ratio for the fiscal years ending December 31, 2005, 2006 and 2007 of 79.91%, 80.86% and 81.89%, respectively, which compare poorly to peer group averages (i) of 64.58%, 62.61% and 63.16% for similar periods. In addition, only once in three years has any member of the Company’s peer group exceeded an 80.00% efficiency ratio (which was subsequently reduced to 74.95%). To us this suggests that management has created an inefficient cost structure contributing to the Company’s “troubled condition.”

d.
December 2007: Agreed to $1.4 million settlement regarding the sale of the Company's former insurance agency subsidiary. The Company's portion of the settlement is approximately $630,000, with the Company's corporate insurance policy paying approximately $856,500, for a total settlement of approximately $1,486,500.

e.
December 2007: Experienced quarterly income declines for the quarters ending March 2007, June 2007, September 2007 and December 2007 of $1.2 million, $1.4 million, $0.9 million and $0.6 million, respectively.

	f.	May 2008: Announcement that the Company is in technical default of its revolving credit agreement due to its status as being in “troubled condition.”

3.	Excessive Concentration in Real Estate Backed Loans and Related Write Offs.

a.
As of March 31, 2008, the Banks had 85.6% of their outstanding loans secured by real estate. Item 1A of the Company's Quarterly Report on Form 10-Q for the first quarter of 2008 ("First Quarter 10-Q") describes numerous risks to the Company that have been created by this excessive loan concentration in real estate.

	b.	Non-performing assets, made up largely of non-performing loans, have grown by $6.8 million, or 86.1%, from December 31, 2007 to March 31, 2008.

c.
The First Quarter 10-Q states that the Banks are experiencing a trend of increasing non-performing loans and classified loans that are not yet considered non-performing. In view of current economic conditions and the depressed real estate market, the amount of non-performing loans can be expected to grow significantly. In this regard, during the period from March 31, 2008 through May 12, 2008, non-accrual loans increased by an additional $12.6 million, or 6.8%.

	d.	In addition, substandard loans (i.e. the ability of borrowers to meet existing repayment terms is doubtful) totaled $31.9 million as of March 31, 2008, an increase of 20.3% since December 31, 2007.

e.
Due to pressure from the OCC, the allowance for loan losses was increased by $2.6 million by charging the provision for loan losses which decreased earnings by this amount. The allowance for loan losses can be expected to increase significantly, further depressing earnings, as a result of the misguided concentration in real-estate backed loans, the growing level of classified assets, inadequate loan loss allowance methodologies, and deficiencies in credit administration practices and loan risk rating systems – which have culminated in the Banks' "troubled condition", as reflected in the OCC's letters to the Banks on April 24, 2008 (the "OCC Letters").

4.
Inadequate Liquidity . As a result of the OCC Letters and the resulting restrictions on the Banks, the Company is in default on its $6 million credit line. While a waiver of this default was granted through the renewal date of the line of credit on June 30, 2008, there is serious doubt that U.S. Bank will grant this renewal. Even if U.S. Bank does grant the renewal, only $2 million of additional funds remain to be borrowed under that line of credit. The amount of remaining borrowing capacity will not be adequate to supply the capital that will be necessary to meet further loan write-offs.

5.
Difficult to Raise Capital . The reputational risk, liquidity risk and credit risk that have been created by the deficiencies noted in the OCC Letter, as well as the other instances of mismanagement noted herein, will make it difficult to raise the necessary capital. Raising capital at the holding Company level will be more problematic because the OCC can be expected to restrict dividend payments from the Banks to the Company in order to preserve their capital. If the capital can be raised, it will be expensive.

B.	Compliance Failures

1.	Troubled Condition. The OCC Letter states that the Banks are in "troubled condition" for purposes of Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The OCC Letters are based on the OCC staff's determination that the Banks had deficiencies in credit administration practices, loan risk rating systems, loan loss allowance methodologies, and levels of classified assets. As a result of this determination by the OCC, the Banks are subject to the following restrictions: (a) the Banks must notify the OCC 90 days before adding or replacing a member of the respective Banks' board of directors or employing any, or promoting any existing employee, as a senior executive officer, and (b) the Banks may not, except under certain circumstances, enter into any agreements to make severance or indemnification payments or make any such payments to institution–affiliated parties.

2.
Increase Loan Loss Reserve. The First Quarter 10-A states that the Company expects that the OCC's examination report will advise the Banks to continue to increase their loan loss reserves, increase their regulatory capital ratios, and closely monitor classified and non-performing assets.

3.
Restrictions of Dividend. As a result of the Bank’s troubled condition, and further fallout from the OCC's examination report, it can be expected that further adverse actions may be pursued by the OCC – which may include suspension of, or restrictions on, dividends from the Banks to the Company. In apparent anticipation of this restriction and its capital shortfall, the Company communicated, on May 6, 2008, that it is considering suspending the annual dividend of 32 cents a share.

4.	Dilution of Stockholder Value. In order to provide additional capital, the Company also communicated on May 6, 2008 that it expects to consider several alternatives, including seeking additional equity. We expect that action will be necessary and will further dilute stockholder value.

C.	Governance Failures

1.	Continuing Loss or Termination of Key Employees and Directors .

	a.	May 2007: Terminated the employment agreement with the Company's President of Corporate Development.

	b.	June 2007: Accepted the resignation of the Chairman of the Audit Committee of the Board of Directors and the Company's Nomination Committee and Executive Committee.

	c.	April 22, 2008: Accepted the resignation of the Company's chief financial officer, Rick Tremblay. Stock trades at $12.35.

2.	Entrenchment of Management Teams and Board Positions.

a.
November 2007: The Company held a special meeting and stockholders voted to eliminate cumulative voting for directors in the Company's Articles of Incorporation, making it more difficult for large stockholders to elect a director to the Company's board of directors.

3.	Enrichment of Compensation Packages and Extensions of Golden Parachutes Which Have Been Deemed Unacceptable by the OCC .

	a.	January 2007: Amended employment agreement between the Company and Robert J. Weatherbie increasing his salary, bonus and "golden parachute".

	b.	March 2007: Amended employment agreement between the Company and Carolyn S. Jacobs increasing her salary, bonus and "golden parachute".

	c.	March 2007: Amended employment agreement between the Company and Sandra J. Moll increasing her salary, bonus and "golden parachute".

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